Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES OFFERING OF NOTES

DALLAS, TEXAS, April 8, 2014…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that, subject to market conditions, it intends to publicly offer $400.0 million aggregate principal amount of Senior Notes due 2022 (the “Notes”). The offering and sale of the Notes will be conducted pursuant to an automatic shelf registration statement on Form S-3 and preliminary prospectus supplement filed today with the Securities and Exchange Commission. EXCO intends to use the net proceeds from the offering to repay all outstanding amounts under the term loan, and the remainder will be used to reduce the revolving commitment under EXCO’s Amended and Restated Credit Agreement.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp. will act as joint book-running managers for the Notes offering. The Notes offering is being made only by means of a prospectus supplement and accompanying base prospectus, electronic copies of which may be obtained from the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send copies upon request to:

J.P. Morgan Securities LLC	Wells Fargo Securities, LLC
c/o Broadridge Financial Solutions	Attn: Client Support
1155 Long Island Avenue	550 South Tryon Street
Edgewood, NY 11717 866-803-9204	7th Floor MAC D1086-070 Charlotte, NC 28202
800-326-5897
cmclientsupport@wellsfargo.com

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Notes referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. There can be no assurance that this transaction will proceed as described in this release. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the completion of the Notes offering, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s prospectus supplement and accompanying base prospectus, and additional information and risk factors are included in EXCO’s reports on file with the Securities and Exchange Commission. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.